EXHIBIT 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 02:41 PM 05/13/2014

FILED 02:41 PM 05/13/2014

SRV I40621108 – 5360627 FILE

Certificate of Amendment to

River Run Acquisition Corporation

Certificate of Incorporation

May 2, 2014

River Run Acquisition Corporation (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law, hereby certifies as follows:

FIRST: As of May 2, 2014, the Corporation had 20,000,000 shares of common stock issued and outstanding.

SECOND: by unanimous consent of the Board of Directors and by written consent of the shareholders, an amendment to the Certificate of Incorporation of the Corporation, as written below, was adopted in accordance with Section 242 of the Delaware General Corporation Law.

THIRD: Article One to the Certificate of Incorporation shall be amended in its entirely to read as follows:

ARTICLE ONE

NAME

The name of the Corporation is Chess Supersite Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed and attested by its duly authorized officers, on 2nd day of May, 2014.

RIVER RUN ACQUISITION CORPORATION
Attest:
/s/ James M. Cassidy	BY:	/s/ James M. Cassidy
James M. Cassidy		James M.Cassidy
Secretary		President